EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 9, 2009, with respect to the consolidated financial statements of Cell Genesys, Inc. and the effectiveness of internal control over financial reporting of Cell Genesys, Inc. included in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-161181) of BioSante Pharmaceuticals, Inc. and the related Joint Proxy Statement/Prospectus of BioSante Pharmaceuticals, Inc. and Cell Genesys, Inc.

/s/ Ernst & Young LLP

Palo Alto, California

August 19, 2009